Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2021 (June 14, 2021, as to the effects of the reverse stock split discussed in Note 18), relating to the consolidated financial statements of Codex DNA, Inc. appearing in Registration Statement No. 333-256644 on Form S-1, as amended. Our report contains an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern.
/s/ OUM & CO. LLP
San Francisco, California
June 21, 2021